UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES AND EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 7, 2011

ACCELERATED ACQUISITIONS XI, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54061	27-2787079
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

1840 Gateway Drive
Suite 200
Foster City, CA 94404
Address of Principal Executive Offices
Zip Code

(650)283-2653
Registrant’s Telephone Number, Including Area Code

N/A
Former Address of Principal Executive Offices

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Stock Sale

On March 7, 2011, Daniel Correa, PhD. (“Purchaser”) agreed to acquire 22,350,000 shares of the Company’s common stock par value $0.0001 for a price of $0.0001 per share.  At the same time, Accelerated Venture Partners, LLC agreed to tender 3,500,000 of their 5,000,000 shares of the Company’s common stock par value $0.0001 for cancellation.  Following these transactions, Daniel Correa, PhD, owned 94% of the Company’s 23,850,000, issued and outstanding shares of common stock par value $0.0001 and the interest of Accelerated Venture Partners, LLC was reduced to approximately 6% of the total issued and outstanding shares.  Simultaneously with the share purchase, Daniel Correa, PhD was appointed to the Company’s Board of Directors.  Such action represents a change of control of the Company.

The Purchaser used their working capital to acquire the Shares. The Purchaser did not borrow any funds to acquire the Shares.

Prior to the purchase of the shares, the Purchaser was not affiliated with the Company. However, the Purchaser will be deemed an affiliate of the Company after the share purchase as a result of their stock ownership interest in the Company.

The purchase of the shares by the Purchaser was completed pursuant to written Subscription Agreements with the Company.  The purchase was not subject to any other terms and conditions other than the sale of the shares in exchange for the cash payment.

Concurrent with the sale of the shares, the Company will file a Certificate of Amendment to its Certificate of Incorporation with the Secretary of State of Delaware in order to change its name to “IncaGlobal Inc.”.

On March 7, 2011, the Company entered into a Consulting Services Agreement with Accelerated Venture Partners LLC (“AVP”), a company controlled by Timothy J. Neher.  The agreement requires AVP to provide the Company with certain financial advisory services in consideration of (a) an option granted by the company to AVP to purchase 1,500,000 shares of the company’s common stock at a price of $0.0001 per share (which was immediately exercised by the holder) subject to a repurchase option granted to the company to repurchase the shares in the event the Company fails to complete funding as detailed in the agreement and (b) cash compensation at a rate of $66,667 per month.  The payment of such compensation is subject to the company’s achievement of certain designated milestones detailed in the agreement and a company option to make a lump sum payment to AVP in lieu of all amounts payable thereunder.

ITEM 5.01	CHANGES IN CONTROL OF REGISTRANT

See response to Item 1.01.

ITEM 5.02	DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

 Appointment of Director and Principal Officers.

On March 7, 2011, concurrent with the consummation of the share purchase by the Purchaser, Timothy Neher submitted his resignation as President, Secretary, Treasurer, and such officer resignations to be effective immediately.  The officer resignations became effective on that date.  Simultaneously, the Board appointed and elected Daniel Correa, PhD to the offices of Chief Executive Officer, President, Secretary, Treasurer and a director of the Company.

Dr. Correa has served as Chief Executive Officer of Eco Global Corporation, from 2008 to present a publicly traded company and owner of a patented construction system utilized in the manufacturing of housing and commercial buildings, the company offers licenses for manufacturing and or marketing in the USA. . From 2000 through 2007, Dr. Correa served as the Managing Member of INCABLOCK, LLC., a Delaware LLC, which performed research and development for the Incablock Construction System.  INCABLOCK, LLC was dissolved in 2007 and the patent was transferred to Incablock International, LLC in 2008.  In 2008, Dr. Correa has served as the Managing Member where he has been actively marketing the “Block Construction System”.  During 2007 and 2008, Dr. Correa also served as the Managing Member of INCA GROUP, LLC, A Nevada LLC and resigned in August 2008.  From 2004 to 2007, Dr. Correa, served as the President of CARD MART PLUS USA, INC., a Nevada Corporation focused on the development and resale of pre-paid debit cards.  From 2007 through March 2008, Dr. Correa served on the board of directors of HOMETREND, INC., a Nevada Corporation.

Mr. Correa does not expect to devote his full-time energies to the Company’s business and affairs for the foreseeable future.

(d)	Exhibits

Number	Description

10.1	Subscription Agreement, dated as of March 7, 2011 by and among Accelerated Acquisitions XI, Inc. and Daniel Correa.

10.2	Letter dated March 7, 2011 from Accelerated Venture Partners to Accelerated Acquisitions XI, Inc. regarding the tender of shares for cancellation.

10.3	Letter of resignation tendered by Timothy Neher on March 7, 2011.

10.4	Consulting Agreement dated as of March 7, 2011 by and among Accelerated Acquisitions XI and Accelerated Venture Partners LLC.

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 7, 2011.

ACCELERATED ACQUISITIONS XI, INC.

/s/ Daniel Correa, PhD
Daniel Correa, PhD
Chief Executive Officer